Exhibit 99.1

       Alnylam Pharmaceuticals Reports 2004 Financial Results;
             Solid Financial Position Supports Continued
                  Development for RNAi Therapeutics


    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Feb. 15, 2005--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leader in RNA interference ("RNAi"), today reported its consolidated financial results for the quarter and year ended December 31, 2004 and company highlights.

    "2004 was an outstanding year for Alnylam, as we successfully executed against our research and development, business development and financial objectives and completed our initial public offering, paving the way for continued progress in 2005," stated John Maraganore, Ph.D., President and Chief Executive Officer of Alnylam. "We have expanded and advanced our pipeline of Direct RNAi(TM) therapeutics while continuing to lead advances that enable the delivery of Systemic RNAi(TM). We look forward to reporting data from these programs over the course of the year. Our partnerships with Merck & Co., Inc., Medtronic, Inc. and Isis Pharmaceuticals, Inc. have greatly enhanced our capabilities and provide us with key resources to fulfill our mission to build a leading product company founded on RNAi."

    Net Operating Loss

    The net loss attributable to common stockholders according to accounting principles generally accepted in the U.S. ("GAAP") for the quarter ending December 31, 2004 was $5.7 million, or $0.29 per share, as compared to $9.7 million, or $6.18 per share, which included $1.1 million of accretion of redeemable convertible preferred stock, in the fourth quarter of 2003. For the year, net loss attributable to common stockholders was $35.4 million, or $2.98 per share, including $2.7 million of accretion of redeemable convertible preferred stock, versus $27.9 million in 2003, or $29.64 per share, which included $2.9 million of accretion of redeemable convertible preferred stock and $4.6 million of in-process research and development expenses related to the acquisition of Alnylam Europe AG, formerly Ribopharma AG, in July 2003.

    Revenues

    Revenues in the fourth quarter were $2.6 million, an increase from the $0.1 million reported in the quarter ended December 31, 2003. The increase in revenues is primarily the result of a $2.0 million milestone payment from Merck in December 2004 related to the achievement of a technology milestone under Alnylam's September 2003 agreement with Merck, which was recognized as revenue upon receipt. Revenues in the fourth quarter also included $0.6 million of net cost reimbursement revenues related to Alnylam's collaboration and license agreement with Merck for the co-development of RNAi therapeutics for ocular diseases, which was entered into in June 2004. Revenues for the year ended December 31, 2004 were $4.3 million as compared with $0.2 million for the year ended December 31, 2003. The increase in revenues in 2004 is primarily due to the $2.0 million technology milestone discussed above and $1.5 million of net cost reimbursement revenues related to Alnylam's ocular diseases collaboration with Merck. In addition, revenues increased in 2004 due to the amortization of $2.0 million of up-front payments and $1.0 million of maintenance payments received by Alnylam in 2003 and 2004, respectively, from Merck under the September 2003 strategic alliance for the development of Systemic RNAi therapeutics as well as the amortization of $3.0 million of up-front payments received by Alnylam from Merck under the ocular diseases collaboration. Alnylam has recorded these up-front and maintenance payments as deferred revenue and is amortizing the associated revenues over the estimated period of performance under the agreements.

    Research and Development Expenses

    Research and development expenses were $5.2 million in the fourth quarter of 2004, including $0.7 million of non-cash stock-based compensation, as compared to $5.8 million in the fourth quarter of 2003, which included $1.8 million of non-cash stock-based compensation. The decrease in research and development expenses versus the fourth quarter of 2003 is primarily due to lower non-cash stock-based compensation, which was offset by higher facilities-related costs due to Alnylam's 2004 expansion into new corporate headquarters and research facilities as well as research costs associated with Alnylam's ocular diseases collaboration with Merck and Alnylam's new respiratory syncytial virus ("RSV") program. For the year, research and development expenses were $24.6 million, including $2.1 million of non-cash stock-based compensation, versus $13.1 million in 2003, which included $2.8 million of non-cash stock-based compensation. The increase in research and development expenses in 2004 versus 2003 is due primarily to $5.5 million in licensing costs recorded as a result of Alnylam's March 2004 collaboration and license agreement with Isis, a full year of research and development costs from Alnylam Europe AG, which was acquired by Alnylam in July 2003, research costs associated with Alnylam's ocular diseases and RSV programs discussed above, higher facilities-related costs due to Alnylam's 2004 expansion into new research facilities as well as higher compensation and related costs due to the addition of research and development personnel during 2004.

    General and Administrative Expenses

    General and administrative expenses were $3.0 million in the fourth quarter of 2004, including $0.5 million of non-cash stock-based compensation, as compared with $2.8 million in the fourth quarter of 2003, which included $0.4 million of non-cash stock-based compensation. The increase in general and administrative expenses in the fourth quarter of 2004 versus the fourth quarter of 2003 is primarily due to increased costs associated with being a public company. For the year, general and administrative expenses were $11.9 million, including $2.0 million of non-cash stock-based compensation, versus $7.5 million in 2003, which included $0.6 million of non-cash stock-based compensation. The increase in general and administrative expenses in 2004 versus 2003 is primarily due to higher non-cash stock-based compensation, higher facilities-related costs due to Alnylam's 2004 expansion into new corporate headquarters and research facilities, higher public company costs as a result of Alnylam's May 2004 initial public offering and a full year of general and administrative costs from Alnylam Europe AG, which was acquired by Alnylam in July 2003.

    Cash and Marketable Securities

    At December 31, 2004, Alnylam had cash, cash equivalents and marketable securities of $46.0 million versus $44.9 million at September 30, 2004 and $23.2 million at December 31, 2003. The increase in cash, cash equivalents and marketable securities in the fourth quarter is primarily due to the receipt of $7.0 million from Merck upon the achievement of a technology milestone related to Alnylam's license and collaboration agreement with Merck entered into in September 2003. Of this payment, $5.0 million was in the form of an equity investment in Alnylam common stock by Merck. The remaining $2.0 million was a cash milestone. The increase was partially offset by operating expenses incurred during the fourth quarter. The increase in cash, cash equivalents and marketable securities for the year ended December 31, 2004 as compared to December 31, 2003, is attributable to Alnylam's initial public offering in May 2004, which resulted in net proceeds of approximately $30.0 million, the $10.0 million equity investment by Isis in March 2004, the receipt of $7.0 million from Merck discussed above, and the receipt of up-front and maintenance payments totaling $4.0 million related to Alnylam's license and co-development agreements with Merck, partially offset by operating expenses incurred during the year.

    Equipment Line of Credit

    Through December 31, 2004, Alnylam has financed $7.2 million of its capital expenditures through its $10.0 million equipment line of credit with Lighthouse Capital Partners V, L.P. This agreement allows Alnylam to draw down the remaining $2.8 million under the line of credit through June 30, 2005. After June 30, 2005, the line of credit will be repaid over four years.

    Cash Outlook for 2005:

    Alnylam anticipates that its cash and marketable securities balance will be greater than $25 million at December 31, 2005.

    2004 and YTD 2005 Highlights

    Expanded and Advanced RNAi Therapeutics Development Efforts

    -- Landmark Nature Publication. In November 2004, Alnylam announced the publication in Nature of in vivo demonstration of RNAi-mediated gene silencing in mammals of an endogenous gene by a method that potentially can be applied to Systemic RNAi therapeutics for human disease. These data demonstrated the ability to introduce "drug-like" properties into short interfering RNAs ("siRNAs") and to achieve silencing of an endogenous, clinically-relevant, non-druggable gene target, namely apolipoprotein B, or apoB, following systemic administration of these siRNAs. Alnylam presented additional data at the Keystone Symposium on the "Diverse Roles of RNA in Gene Regulation" meeting in January 2005, which showed that chemically modified siRNAs exhibited a therapeutic effect in a model of hypercholesterolemia.

    -- Direct RNAi Therapeutic Program for RSV. In January 2005, Alnylam announced the initiation of a second therapeutic program targeted at developing a Direct RNAi therapeutic to treat RSV infection. The company expects to initiate clinical trials for this program in the first half of 2006.

    -- Data Presentations at Key Scientific Meetings. Alnylam continues to present data at scientific meetings, highlighting the promise of RNAi therapeutics for the potential treatment of AMD, RSV, and Parkinson's disease. Data presented at the Keystone Symposium on the "Diverse Roles of RNA in Gene Regulation," the American Society of Cell Biology, and the Society for Neuroscience demonstrate that Alnylam's proprietary siRNAs have the ability to silence specific genes that cause human disease and support the importance of introducing "drug-like" properties into RNAi therapeutics to achieve desired pharmacologic effects.

    -- Spinal Cord Injury Program. As part of its first collaboration with Merck, Alnylam announced in January 2005, that it will be developing siRNAs directed against a target selected by Merck in the Nogo pathway that plays a key role in preventing regeneration of nerves after injury, particularly spinal cord injuries. The program is an important advance in the first Merck partnership and supports the promise of siRNAs in the treatment of important medical conditions.

    Continued Strengthening of Intellectual Property ("IP")

    -- Glover Patent Update. Alnylam recently reported the grant of patents in Australia and Singapore covering IP it has licensed from Cancer Research Technologies, the Glover patent applications and patents. These patents cover some of the advances made in the early, pioneering work on RNAi in mammalian cells.

    -- Australian Claims for Kreutzer-Limmer. Alnylam is pleased to report today the acceptance of broad Australian claims from its Kreutzer-Limmer patent estate. These claims include the use of double-stranded RNAs with a length of 15-49 nucleotides as therapeutic products. Alnylam continues to believe that the discoveries made by Kreutzer and Limmer and the applications that were filed have resulted in, and will continue to generate, significant patent claims for the use of siRNAs as therapeutic products.

    -- Chemistry IP Patent. Alnylam is also pleased to report the issuance of another patent in the chemistry IP estate for which the company has exclusive licenses for double-stranded RNAi therapeutics under a March 2004 agreement with Isis. This patent covers compounds comprising an oligonucleotide linked at one or more of the 2' positions with a variety of compounds including targeting agents such as steroids and water-soluble vitamins. This, along with other Isis patents and patent applications filed by Alnylam or Isis, covers aspects of an evolving suite of chemical modifications on RNA strands that increase the stability and improve the drug characteristics of RNAi therapeutics.

    Created Value Through Partnerships

    -- Ocular Disease Collaboration with Merck. In June 2004, Alnylam announced a second collaboration to co-develop and co-commercialize RNAi therapeutics for ocular diseases, including Alnylam's lead program for AMD. This collaboration strengthened Alnylam's AMD program, while retaining valuable downstream commercialization rights. The company expects to initiate clinical trials for this program in the second half of 2005.

    -- Drug-Device Collaboration with Medtronic. Earlier this month, Alnylam announced a collaboration with Medtronic, the leading medical device company, focused on the development of therapeutics for the treatment of neurodegenerative disorders such as Huntington's, Alzheimer's and Parkinson's disease. As part of the collaboration, Alnylam and Medtronic will work together on an initial joint technology development program. After successful completion of this program and a joint decision to initiate product development, Alnylam would be responsible for the discovery and early development of candidate RNAi therapeutics, and Medtronic would be responsible for late-stage development and commercialization of any drug-device product that result. Medtronic would adapt or develop medical devices to deliver the candidate RNAi therapeutics to targeted locations in the nervous system. A joint decision to initiate product development would also trigger an initial equity investment by Medtronic in Alnylam, with potential additional investments upon successful completion of certain pre-defined milestones. Alnylam would then be eligible to receive additional cash milestone payments for each product developed, and royalties on sales.

    -- Strategic Alliance with Isis. In March 2004, Alnylam entered into a technology alliance with Isis, whereby Isis granted Alnylam exclusive licenses to intellectual property relating to the development of RNAi therapeutics. This alliance further strengthens Alnylam's extensive intellectual property position.

    -- InterfeRx Partnership. In January 2005, Alnylam granted its first InterfeRx license to GeneCare Research Institute, a Japanese biotechnology firm, for the discovery, development, and commercialization of RNAi therapeutics directed against two DNA helicase genes associated with cancer. Alnylam's InterfeRx program is designed to create value from the company's strong intellectual property portfolio, by granting licenses to companies to develop RNAi therapeutics outside Alnylam's strategic interests.

    Conference Call Information

    Alnylam will host a conference call at 8:30 a.m. Eastern Time on February 15, 2005 to discuss its 2004 financial results and company highlights. The call may be accessed by dialing 800-659-2032
(domestic) or 617-614-2712 (international) five minutes prior to the start time, and providing the passcode 57849878.

    A replay of the call will be available from 10:30 a.m. Eastern Time on February 15, 2005 until February 22, 2005. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888
(international), and provide the passcode 59371596. A live audio webcast of the call will also be available on the "Investors" section of the Company's website, http://www.alnylam.com. An archived webcast will be available on the Alnylam website approximately two hours after the event, and will be archived for 14 days thereafter.

    About Alnylam

    Alnylam is a biopharmaceutical company seeking to develop and commercialize novel therapeutics based on RNA interference, or RNAi. Growing from its foundation as the world's first company focused on RNAi therapeutics, the company's leadership in the field of RNAi is supported by its preeminent founders and advisors and its strengths in fundamental patents, technology, and know-how that underlie the commercialization of RNAi therapeutics. Alnylam is developing a pipeline of RNAi products using Direct RNAi(TM) to treat ocular, central nervous system, and respiratory diseases and Systemic RNAi(TM) to treat a broad range of diseases, including oncology, metabolic, and autoimmune diseases. The company's global headquarters are in Cambridge, Massachusetts. For additional information, please visit http://www.alnylam.com.

    Forward-Looking Statements

    Various statements in this release concerning our future expectations, plans, prospects and future operating results, such as expectations regarding the timing of the commencement of clinical trials and projections for the amount and sufficiency of cash and marketable securities, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales and distribution of our products; the successful development of products, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; obtaining, maintaining and protecting intellectual property utilized by our products; our dependence on collaborators; and our short operating history; as well as those risks more fully discussed in the "Certain Factors That May Affect Future Results" section of our most recent Form 10-Q, on file with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.


                     Alnylam Pharmaceuticals, Inc.
                    Selected Financial Information
            (In thousands, except share and per share data)

                             Three      Three
                             Months     Months      Year       Year
                             Ended      Ended       Ended      Ended
Consolidated Statements     December   December    December   December
 of Operations (unaudited)  31, 2004   31, 2003    31, 2004   31, 2003
----------------------------------------------------------------------
Revenue from research
 collaborators                $2,646       $102      $4,278      $176
                          --------------------------------------------
Costs and expenses
 Research and development (1)  5,178      5,823      24,603    13,097
 General and
  administrative (1)           2,999      2,805      11,939     7,527
 In-process research and
  development                      -          -           -     4,609
----------------------------------------------------------------------
  Total operating costs
   and expenses                8,177      8,628      36,542    25,233
----------------------------------------------------------------------
  Loss from operations        (5,531)    (8,526)    (32,264)  (25,057)
----------------------------------------------------------------------
Other Income (Expense)
 Interest income                 208         40         504       179
 Interest expense               (181)       (48)       (661)     (127)
 Other expense (income), net    (196)         -        (233)      (28)
----------------------------------------------------------------------
  Total other income (expense)  (169)        (8)       (390)       24
----------------------------------------------------------------------
Net Loss                      (5,700)    (8,534)    (32,654)  (25,033)
Accretion of redeemable
 convertible preferred
 stock                             -     (1,140)     (2,713)   (2,906)
----------------------------------------------------------------------
Net loss attributable to
 common stockholders         $(5,700)   $(9,674)   $(35,367) $(27,939)
----------------------------------------------------------------------

Net loss per common share
Net loss per common share
 (basic and diluted)          $(0.29)    $(6.18)     $(2.98)  $(29.64)
----------------------------------------------------------------------

Weighted average common
 shares used to compute
 basic and diluted net
 loss per common share    19,613,950  1,565,622  11,886,126   942,665
----------------------------------------------------------------------

(1)Noncash stock-based
 compensation expense
 included in these amounts
 are as follows:
   Research and development     $692     $1,836      $2,087    $2,832
   General and administrative    499        440       2,019       623
----------------------------------------------------------------------
     Total stock-based
      compensation            $1,191     $2,276      $4,106    $3,455
----------------------------------------------------------------------


                     Alnylam Pharmaceuticals, Inc.
                    Selected Financial Information
            (In thousands, except share and per share data)


Condensed Consolidated Balance Sheets        December 31, December 31,
(Unaudited)                                      2004         2003
----------------------------------------------------------------------
Cash and cash equivalents and marketable
 securities                                      $46,046      $23,193
Current restricted cash                                -          373
Collaboration receivable                             859            -
Prepaid expenses and other current assets          1,276          623
Property and equipment, net                       11,694        4,756
Long-term restricted cash                          2,313        2,313
Intangible and other assets                        3,919        3,925
----------------------------------------------------------------------
Total Assets                                     $66,107      $35,183
----------------------------------------------------------------------
Total current liabilities                         $6,575       $3,844
Deferred revenue                                   4,083        1,556
Note payable, net of current portion               6,411        1,301
Deferred rent                                      2,896            -
Redeemable convertible preferred stock                 -       55,189
Total stockholders' equity (deficit)              46,142      (26,707)
----------------------------------------------------------------------
Total Liabilities and Shareholders' Equity
 (Deficit)                                       $66,107      $35,183
----------------------------------------------------------------------


    This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's filing on Form S-1 which includes the audited financial statements for the year ended December 31, 2003.



    CONTACT: Stern Investor Relations
             Laura Perry, 212-362-1200
             or
             Alnylam Pharmaceuticals, Inc.
             Patricia L. Allen, 617-551-8362